Exhibit 99.2

ICO to Redeem All Outstanding Shares of Preferred Stock

HOUSTON, TEXAS, October 3, 2007 – ICO, Inc. (Nasdaq GM: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced that it will redeem all outstanding shares of its $6.75 Convertible Exchangeable Preferred Stock (the “Preferred Stock”) at the close of business on November 5, 2007 (the “Redemption Date”).  The Preferred Stock is represented by depositary certificates (“Depositary Shares,” each representing ¼ of a share of Preferred Stock) which are traded on The NASDAQ Global Market under the trading symbol ICOCZ.  The Redemption Price for each Depositary Share is $25 (representing $100 per Preferred Share), plus all accrued and unpaid dividends as of the Redemption Date.  There are currently 170,204 Depositary Shares outstanding.

At the close of business on the Redemption Date, dividends on the Preferred Stock, represented by the Depositary Shares, will cease to accrue, and the Preferred Stock will no longer be deemed outstanding.  At such time, all rights of the holders of the Preferred Stock represented by the Depositary Shares will cease (except for the right to receive the redemption price, without interest, upon surrender of their shares).

Each Depositary Share is convertible, at the option of the holder, into 2.7397 shares of common stock of ICO, Inc.  This conversion right will terminate as of the close of business on the Redemption Date.  Holders of the Depositary Shares and/or their brokers requiring assistance with conversion should contact Kenneth Vlk at Computershare Trust Company, N.A., at (440) 239-7352, or kenneth.vlk@computershare.com.

The redemption will take place at the offices of Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.  Notice of the redemption will be mailed to holders of record of the Depositary Shares.

About ICO, Inc.

With 19 locations in 10 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymer-related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2006 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.